SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)2))
☒	Definitive Information Statement

PURCHASE POINT MEDIA CORP.
(Name of Registrant as Specified in Charter)

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	(1)	Title of each class of securities to which transaction applies:
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SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act
of 1934, as amended

PURCHASE POINT MEDIA CORP.
6950 Central Highway
Pennsauken, NJ 08109
Telephone: (658) 488-9333

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD May 28, 2008

Pennsauken, New Jersey
May 5, 2008

A Special Meeting of Stockholders (the "Special Meeting") of Purchase Point Media Corp., a Minnesota corporation (the "Company"), will be held at the Company, 6950 Central Highway, Pennsauken, NJ 08109, on Wednesday, May 28, 2008, at 11:00 A.M. (local time) for the following purposes:

(1)	To effect a 1-for-20 reverse stock split of our outstanding common stock, in connection with our acquisition of Power Sports Factory, Inc. completed on September 5, 2007;

(2)	To change the name of our company from Purchase Point Media Corp. to Power Sports Factory, Inc.; and

(3)	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 29, 2008, as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Steven A. Kempenich
Steven A. Kempenich
Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

PURCHASE POINT MEDIA CORP.
6950 Central Highway
Pennsauken, New Jersey 08109

INFORMATION STATEMENT

Special Meeting of Stockholders to be Held May 28, 2008

This Information Statement is being furnished by Purchase Point Media Corp., a Minnesota corporation (the "Company"), to holders of its common stock of record on April 29, 2008 (the "Record Date") in connection with a Special Meeting of Stockholders (the "Special Meeting") to be held at the offices of the Company, 6950 Central Highway, Pennsauken, NJ 08109, on May 28, 2008, at 11:00 A.M. (local time), and any adjournment or postponement thereof.

At such meeting, stockholders will consider and act upon proposals to amend the Company's Articles of Incorporation to (1) to effect a 1 for 20 reverse stock split of our outstanding common stock, in connection with our acquisition of Power Sports Factory, Inc. completed on September 5, 2007; and (2) change the name of our company from Purchase Point Media Corp. to Power Sports Factory, Inc.

You are entitled to vote at the Special Meeting if you owned shares of the Company’s common stock as of the close of business on the Record Date, April 29, 2008. You will be entitled to cast one vote for each share of Common Stock that you owned as of that time. As of that date, we had 98,503,940 shares of Common Stock outstanding.  Our board of directors on May 11, 2007, approved the amendments to our Certificate of Incorporation to effect a 1 for 20 reverse stock split of our outstanding common stock and to change the name of our company from Purchase Point Media Corp. to Power Sports Factory, Inc. Stockholders who own in excess of 50% of the Company's outstanding common stock have advised us that they intend to vote in favor of each of the proposals set forth above. It is anticipated, therefore, that the proposals will be approved.

The amendments to the Company's Certificate of Incorporation (the "Certificate of Amendment") are more fully described below, and a copy of the Certificate of Amendment is attached as Exhibit "A". Stockholders of the Company should consider carefully the matters discussed in this Information Statement before casting their vote. The proposed Certificate of Amendment will become effective when it has been accepted for filing by the Secretary of State of the State of Minnesota. We anticipate that our Company will file the Certificate of Amendment shortly following the Special Meeting to be held on May 28, 2008.

The entire cost of furnishing this Information Statement will be borne by our Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held on the record date. We anticipate that this Information Statement will be mailed on or about May 5, 2008, to our shareholders of record.

This notice also describes the acquisition and business of Power Sports Factory, Inc. ("Power Sports Factory"),  which acquisition we completed on September 5, 2007. A condition subsequent of the acquisition is that we effect the 1-for-20 reverse split of our common stock. The acquisition of Power Sports Factory was effected by our issuing 1,650,000 shares of our Series B Convertible Preferred Stock that, upon effectiveness of the reverse split of our common stock, is convertible into 16,500,000 shares of common stock. Power Sports Factory is engaged in the importation, marketing, distribution and sale of motorcycles and scooters. Subsequent to the completion of the acquisition of Power Sports Factory, our principal business activity has been the business activities of Power Sports Factory that existed prior to the completion of the business combination transaction.

Our principal executive office is located at 6950 Central Highway, Pennsauken, NJ 08109.

You should rely only on the information or representations provided in or referred to in this Information Statement. The Company has not authorized anyone else to provide you with information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the cover page of this document.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company since January 1, 2007, being the commencement of our last completed audited financial year; or
2.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are set forth below in the section entitled “Principal Shareholders and Security Ownership of Management”.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of April 1, 2008, and on an as adjusted basis following effectiveness of the Reverse Split, by (a) each person known by the Company to own beneficially more than 5% of the Company's common stock, (b) each director of the Company who beneficially owns common stock, and (c) all officers and directors of the Company as a group. Each named beneficial owner has sole voting and investment power with respect to the shares owned.

As of April 1, 2008, there were 98,503,940 shares of common stock outstanding.

Following effectiveness of the 1-for-20 Reverse Split, it is estimated that there will be approximately 28,307,357 shares of common stock outstanding.

Name of Stockholder	Number of Shares of Common Stock Owned Beneficially at April 1, 2008	% Outstanding Stock at April 1, 2008	Number of Shares of Series B Preferred Stock Owned Beneficially at April 1, 2008	Number of Shares of Common Stock Owned Beneficially as Adjusted Following Effectiveness of Reverse Split and Conversion of Preferred Stock	% Outstanding Stock as Adjusted Following Effectiveness of Reverse Split
Steve Rubakh (1)	60,000,000	60.91%	287,400	5,874,000	20.75%
Folsom Family Holdings (2)	3,337,500	3.39%	200,000	2,166,875	7.65%
Amtel Communications, Inc. (3)	3,337,500	3.39%		166,875	0.59%
Raymond A. Hatch (4)	250,000	*		12,500	*
Steven A. Kempenich (5)			139,833	1,398,333	4.94%
All Officers and Directors as a Group	63,587,500	64.55%		9,451,708	33.39%
__________________
Less than 1%.

(1)
Mr. Rubakh’s address is c/o Power Sports Factory, Inc., 6950 Central Highway, Pennsauken, NJ 08109.  Does not include 287,400 shares of Series B Preferred Stock also issued to Mr. Rubakh on September 5, 2007, in connection with the acquisition of Power Sports Factory, which shares will be converted into 2,874,000 shares of common stock upon the effectiveness of the planned 1-for-20 reverse split of our common stock.

(2)
Consists of shares held by Folsom Family Holdings, a trust formed under the laws of Canada.  Mr. Folsom has a 10% interest in such entity, but no voting or dispositive power over the shares held in the Folsom Family Holdings trust.  The trustee of the trust is Mr. Thomas Skipon, who exercises voting and dispositive power over the shares held in the trust.  The address of the trust is 2495 Haywood Ave., West Vancouver, B.C. V7V 1Y2.  Mr. Folsom's address is 1100 Melville Street, Suite 320, Vancouver, B.C. V6E 4A6 Canada. Does not include 3,337,500 shares owned by Amtel Communications, Inc. Mr. Folsom is the president and a director of Amtel. Folsom Family Holdings was issued 200,000 shares of Series B Preferred Stock in exchange for the cancellation of obligations owing to Mr. Folsom by the Company.

(3)
The address of Amtel is c/o Martin and Associates, #2100-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X2.  To the knowledge of the Company, Amtel has approximately 65 stockholders and 10% to 15% of Amtel is owned by Rurik Trust, a Grand Cayman Islands Trust formed in 1986.  The Company is not aware of any other shareholder owning over 5% of Amtel.  Mr. Albert Folsom is President and a director of Amtel, and by reason of his being president of Amtel, has voting and dispositive power over the shares of the Company’s common stock held by Amtel.  Mr. Folsom does not own any shares of Amtel and has no ownership interest, direct or indirect, in Amtel.

(4)	The address of Raymond A. Hatch is c/o Corporate House, 320 1100 Melville, Vancouver, B.C. VC64A6 Canada.

(5)
Does not include 139,833 shares of Series B Preferred Stock issued to Mr. Steven A. Kempenich, our Chief Executive Officer and a Director, on September 5, 2007, in connection with the acquisition of Power Sports Factory, which shares will be converted into 1,398,333 shares of common stock upon the effectiveness of the planned 1-for-20 reverse split of our common stock. Mr. Kempenich’s address is c/o Power Sports Factory, Inc., 6950 Central Highway, Pennsauken, NJ 08109.

AMENDMENTS TO OUR COMPANY'S CERTIFICATE OF INCORPORATION

Background of the Transaction

In early April, 2007, Gerald Goodman, a member of the former independent registered certified public accounting firm for the Company, learned in a telephone conversation with Albert P. Folsom, the Chief Executive Officer of the Company, that the Company would be interested in acquiring a revenue-generating business, to enhance shareholder value for the benefit of the Company’s shareholders.  In the second week of April, 2007, Mr. Goodman discussed the Company’s interest in making an acquisition with the management of PSF. In mid-April, 2007, in a telephone conversation between Mr. Folsom and Mr. Goodman, the general structure of the transaction was discussed.  Mr. Goodman then confirmed the proposed transaction structure with the management of PSF.  Michael Krome, securities counsel that the Company had retained, was then instructed to memorialize the agreement terms that they had discussed over the telephone and to circulate a draft of a Share Exchange Agreement to all parties.

The draft Share Exchange Agreement was reviewed by both companies during the week prior to April 24, 2007. On April 30, 2007, the Board of Directors of the Company approved the Share Exchange Agreement, dated as of April 24, 2007 (the “Share Exchange Agreement”), and the agreement was signed by Albert P. Folsom, Chief Executive Officer of the Company and by Steve Rubakh, Chief Executive Officer and the principal stockholder of PSF on April 24, 2007. On May 1, 2007, the Company filed a Current Report on Form 8-K disclosing the May 2, 2007 record date for the Reverse Split initially set by the Board of Directors on April 30, 2007.  On May 4, 2007, the Company filed a Current Report on Form 8-K with the SEC disclosing the Company’s entry into the Share Exchange Agreement with the stockholders of PSF.  On May 4, 2007, the Company filed a Preliminary Information Statement with the SEC with regard to majority shareholder action having been taken to approve the following actions:

•
that the common stock of the Registrant be reversed with the issuance of one (1) new share of common stock for each twenty (20) old shares of common stock. The record date for the reverse split was initially set as May 2, 2007 (“Reverse Split”); and

•
the Company declare a stock dividend of its newly formed subsidiary, The Last Word, Inc. of one (1) share for each share owned as of the record date. The dividend was declared with a record date of May 2, 2007, and an effective as soon as possible thereafter.

On May 11, 2007, the Board of Directors of the Company further ratified and approved the Share Exchange Agreement, a one-for-twenty the Reverse Split and the change of the Company’s name to Power Sports Factory, Inc. following the completion of the acquisition.  The Chief Executive Officer of the Company was given full authority to enter into modifications of the Share Exchange Agreement and to take all actions necessary to complete the transactions contemplated thereby. In deciding to spin off the Company’s Last Word subsidiary, the Board of Directors  had determined that the operations that then made up the Company would be better off in a separate company, with its own goals, while the Company concentrated its efforts on PSF’s business that the Company had agreed to acquire.

On May 14, 2007 the Company filed a Definitive Information Statement for these shareholder actions, but such filing was withdrawn pending SEC review and response to SEC comments.   On May 14, 2007, the Company issued 60,000,000 shares of common stock to Steve Rubakh, as a part of the share exchange to acquire PSF pursuant to the Share Exchange Agreement. On May 22, 2007, the Company issued a 6% Note due August 15, 2007, in the principal amount of $200,000, which, following the September 5, 2007 closing of the acquisition of PSF was converted into 40,716 shares of Series B Convertible Preferred Stock.  The proceeds of the 6% Note were advanced by the Company to PSF. In late July, 2007, the management of PSF concluded that it would be desirable for capital raising purposes to complete the closing of the acquisition of PSF by the Company, as soon as possible, prior to effectiveness of the Reverse Split.

On August 31, 2007, the Boards of Directors of the Company and PSF approved entering into an amendment, dated August 31, 2007, to the Share Exchange Agreement (the “Amendment”), to provide for completion of the closing of PSF by issuance of 1,650,000 shares of a newly-created Series B Preferred Stock (the “Preferred Stock”).  Each share of Preferred Stock is convertible into 10 shares of our common stock. The Company then on August 31, 2007, entered into the Amendment, which provided for a completion of the acquisition of PSF at a closing held on September 5, 2007.  The parties to the Amendment were the Company, PSF and the stockholders of PSF. On September 4, 2007, the Company filed with the Secretary of State of the State of Minnesota the certificate of designations of the Preferred Stock.

At a closing held on September 5, 2007, we completed the acquisition of all of the outstanding shares of PSF, by issuing 1,650,000 shares of Preferred Stock, and on September 12, 2007, filed a Current Report on Form 8-K disclosing the completion of the acquisition and related transactions. On October 15, 2007, the Company filed its Annual Report on Form 10-KSB for its fiscal year ended June 30, 2007, and included therein a description of the business operations of PSF and condensed pro-forma financial information.. On November 16, 2007, the Company filed an amended Current Report on Form 8-K, describing the business operations of PSF and including its audited financial statements for the calendar years 2005 and 2006, as well as unaudited six-months statements as of June 30, 2007. On November 20, 2007, the Company filed a Current Report on Form 8-K disclosing the change in its fiscal year from a year ending on June 30 to the calendar year.

On November 30, 2007, the Company refiled its Preliminary Information Statement as to shareholder authorization of the Reverse Split and the change of the Company’s name to Power Sports Factory, Inc.  The Preliminary Information Statement was refiled on January 11, 2008, in response to further comments from the SEC. We filed our Form 10-K for the year ended December 31, 2007 on April 14, 2008. The consolidated financial statements for the years ended December 31, 2007 and 2006 that were included in our Form 10-K filing are included in this information statement.

Rationale of Our Board of Directors for the Acquisition of PSF and the Reverse Split

The decision of the Board of Directors of the Company to enter into the April 24, 2007 Share Exchange Agreement was based on the value of  the Company acquiring an operating business that would have the potential to benefit the Company’s shareholders and increase shareholder value.  The parties to the Share Exchange Agreement could have proceeded with the acquisition of PSF by the Company without shareholder action and without effecting the Reverse Split.  The management of PSF, however, was of the view that the Company should proceed with the Reverse Split, that was projected to, by a twenty-fold reduction in the outstanding common stock, assist in increasing the share price, while at the same time resulting in more authorized but unissued shares being available for use in raising capital for the consolidated company. Thus, the Reverse Split was deemed integral to the acquisition of PSF.  An Information Statement was filed for authorization of the Reverse Split prior to the closing of the acquisition of PSF. However, the management of PSF in late July, 2007, determined closing of the acquisition in the near term was desirable for capital raising purposes in preparation for PSF’s 2008 product launch.  Originally, the two companies had contemplated having the Reverse Split effective prior to completion of the acquisition pursuant to the Share Exchange Agreement.  However, in early August 2007, when the two companies discussed refiling the Preliminary Information Statement, it was determined that it could not be refiled until all of the audited statements of PSF were available.  We then determined that, given PSF’s need to raise capital over the next four months to finance inventory for the Spring 2008 season product launch, it was advisable to complete the closing of the acquisition of PSF by September 2007, so that potential investors in the Company would be assured that PSF was owned by the Company when they made their investments.  The acquisition of PSF was completed at a September 5, 2007 closing with 1,650,000 shares of Series B Convertible Preferred Stock.

Our Outstanding Common and Preferred Stock Prior to and Following Effectiveness of the Reverse Split

The following table shows the authorized and issued and outstanding shares of common stock and preferred stock as of April 1, 2008, and on an as adjusted basis following effectiveness of the Reverse Split:

Title of Security	Authorized At Apri1, 2008	Outstanding as of Apri1, 2008	To Be Authorized Following Effectiveness of Reverse Split	To Be Outstanding Following Effectiveness of Reverse Split
Common Stock	100,000,000 shs.	98,503,940 shs.	100,000,000* shs.	28,307,357
Series B Convertible Preferred Stock	3,000,000 shs.	2,338,216 shs.	3,000,000**	-0-
_______________
*       Following effectiveness of the Reverse Split, 71,692,643 shares of the authorized 100,000,000 shares of common stock remain available for issuance.
**     Following effectiveness of the Reverse Split, 661,784 shares of the authorized 3,000,000 shares of the Series B Convertible Preferred Stock remain available for issuance.

The Reverse Split would affect only our outstanding common stock, by reducing the outstanding number of shares twenty-fold; it would not affect the number of shares of common stock (100,000,000) that are authorized for issuance under our Articles of Incorporation.

Reverse Split of Outstanding Common Stock

The Board of Directors of the Company on May 11, 2007, adopted a resolution approving and recommending to the Company's stockholders for their approval an amendment (the “Amendment”) to the Company's Articles of Incorporation to effect a 1 for 20 reverse stock split of our outstanding common stock, as well as for the corporate name change. The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder who owns 20 or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as the stockholder did immediately prior to the reverse stock split, subject to conversion of the Preferred Stock following effectiveness of the Reverse Split.

On the record date, we had 98,503,940 shares of our common stock issued and outstanding. The Amendment provides that each Twenty (20) shares of our common stock outstanding immediately prior to the Effective Date of the Amendment (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 4,925,197 shares, subject to rounding or the issuance of additional shares of our common stock. After conversion of the 2,338,216 outstanding shares of Preferred Stock into 23,382,160 shares of common stock following the effectiveness of the Reverse Split, we will have approximately 28,307,857 shares of common stock outstanding. The Amendment does not change the par value of our common stock or the number of shares of our common stock authorized for issuance. We have no present intention, however, to issue any additional shares of our common stock before the Effective Date of the Amendment.

Purpose and Effect of Amendment.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "PPMC.OB" On April  15, 2008, the last sale price of our common stock was $.035 per share.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split.

The reverse stock split will affect all of the holders of our common stock uniformly. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number to those stockholders who are entitled to receive them as a consequence of the reverse stock split. On the Effective Date of the Amendment, each stockholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares as the stockholder held prior to the Effective Date of the Amendment, subject to the conversion of the outstanding Preferred Stock following effectiveness of the Reverse Split.

The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date of the Amendment, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders' equity. All share and per share information will be retroactively adjusted following the Effective Date of the Amendment to reflect the reverse stock split for all periods presented in future filings.

The reverse stock split will have the following effects upon our common stock:

*	The number of shares owned by each holder of common stock will be reduced twenty-fold;

*	The number of shares of our common stock which will be issued and outstanding after the Reverse Split will be reduced from 98,503,940 shares to approximately 4,925,197 shares;

*
After the Reverse Split, the outstanding Preferred Stock will be converted into 23,382,160 shares of common stock, which will result in a total of approximately 28,307,357  shares of common stock as being issued and outstanding following the effectiveness of the Reverse Split.

*	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

*	The common stock will remain no par value per share;

*
All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 20 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the reverse stock split.

The shares of common stock after the reverse stock split will be fully paid and non-assessable. The Amendment will not change any of the other the terms of our common stock. The shares of common stock after the reverse stock split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the reverse stock split.

The conversion of the Preferred Stock into 23,382,160 shares of common stock, upon effectiveness of the Reverse Split, combined with the reduction of the outstanding common stock twenty-fold to approximately 4,925,197 shares of common stock will have a substantial dilutive effect upon the percentage of equity of the Company owned by present stockholders.

Because the number of authorized shares of our common stock will not be reduced, an overall effect of the reverse split of the outstanding common stock will be an increase in authorized but unissued shares of our common stock. These shares may be issued by our Board of Directors in its sole discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock. Our shares of common stock have no preemptive rights. Following effectiveness of the Reverse Split we would have approximately 28,307,357 shares of common stock outstanding, and approximately 71,692,643 shares of common stock available for issuance.  There are currently no set plans or arrangements relating to the possible issuance of any additional shares of common stock. We are not party to any agreements or understandings regarding any acquisitions, nor are any acquisitions under negotiation.

The issuance of such additional shares of Common Stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends, has never adopted any policy with respect to the payment of dividends and does not intend to pay any cash dividends in the foreseeable future. In addition, the issuance of such additional shares of Common Stock, by reducing the percentage of equity of the Company owned by present stockholders, would reduce such present stockholders' ability to influence the election of directors or any other action taken by the holders of Common Stock.

Our common stock will be quoted on the OTC Bulletin Board at the post-split price on and after the Effective Date of the Amendment.

Share Certificates

Common Stock: Following the reverse split, the share certificates representing the shares of common stock will continue to be valid. In the future, new share certificates will be issued reflecting the reverse stock split, but this in no way will affect the validity of your current common stock certificates. The reverse split will occur on the Effective Date of the Amendment without any further action on the part of our stockholders. After the Effective Date of the Amendment, each share certificate representing the shares prior to the reverse stock split will be deemed to represent 1/20th of the number of shares shown on the certificate. Certificates representing the shares after the reverse stock split will be issued in due course as share certificates representing shares prior to the reverse stock split are tendered for exchange or transfer to our transfer agent. We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares following the reverse stock split that are issued in exchange for share certificate issued prior to the reverse stock split representing Old Shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares after the reverse stock split, the time period during which a stockholder has held their existing pre-split Old Shares will be included in the total holding period.

Preferred Stock: Holders of shares of Preferred Stock will receive instructions from the Company providing for return of the Preferred Stock certificates to the Company for transmittal to our transfer agent for conversion.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the stockholder’s holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares.

Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

Change of the Company’s Name to Power Sports Factory, Inc.

The Board of Directors of the Company on May 11, 2007, adopted a resolution approving and recommending to the Company's stockholders for their approval an amendment (to the Company's Articles of Incorporation to change the name of our company from Purchase Point Media Corp. to Power Sports Factory, Inc. The Board of Directors determined that it would be appropriate that the name of the Company reflect the Company’s acquisition of Power Sports Factory, Inc.

Shareholder Approval of Proposed Amendments

Steve Rubakh, the owner of 60,000,000 shares of common stock, or approximately 60% in the aggregate of the issued and outstanding shares of our common stock, has advised our Board of Directors that he will vote his shares in favor of approval for the amendments authorizing the Reverse Split and to change our name from Purchase Point Media Corp. to Power Sports Factory, Inc.

The Certificate of Amendment to the Company's Certificate of Incorporation authorizing the Reverse Split and changing the name of the Company to Power Sports Factory, Inc. will not become effective until (i) approval of the amendments by the shareholders at the Special Meeting, and (ii) the Certificate of Amendment has been accepted for filing by the Secretary of State of the State of Minnesota. The Certificate of Amendment will amend Articles I and IV of the Company's Certificate of Incorporation to read as set forth in the text of the proposed Amendment to our Certificate of Incorporation attached as Exhibit A to this Information Statement.

BUSINESS OF POWER SPORTS FACTORY

Power Sports Factory was formed in Delaware in June, 2003, and imports, markets, distributes and sells motorcycles and scooters. Through PSF’s manufacturing relationships in China, it began to import and sell Power Sports products in the United States. Its products have been marketed mainly under the “Strada” and “Yamati”, and recently under the “Andretti”, brands. At the beginning of 2007, PSF made the determination to focus primarily on the sales and distribution of motor scooters. PSF now sells the motor scooters that it imports primarily to power sports dealers and a small portion through the internet.

Our Business

The Motor Scooters That We Sell

Motor scooters are step-through or feet-forward vehicles with automatic transmissions. The motor scooter is engine-powered, with the drive system and engine usually attached to either the rear axle or fixed under the seat of the vehicle. They range in engine size from 49.50cc to 600cc with the 150cc and higher motor scooters most capable of sustained highway speeds and capabilities to keep up with regular motorcycles. Majority of motor scooters can be used on highways, but in certain states, 49.50cc scooters may only be used on certain types of roads, such as within the city limits.

The motor scooters that we sell have engine sizes ranging from 49.50cc to 300 cc, with wheel sizes from 10” to 16”. Most of motor scooters require a valid drivers' license and a motorcycle registration. They comply and adhere to DOT safety and comfort standards too and hence, have good brakes, suspension, strength, power, and other things.

Our Manufacturing and Licensing Rights

On May 15, 2007, PSF signed an exclusive licensing agreement with Andretti IV, LLC. Andretti IV, LLC, has the rights to the personal name, likeness and endorsement rights of certain members of the Mario Andretti family. This agreement allows PSF to use the Andretti name to brand scooters for the next 10 years assuming minimum license fees are met.

We have an exclusive manufacturing arrangement for the territory of the United States and Puerto Rico with one of the largest manufacturers in China for our Andretti branded line of motor scooters, utilizing the designs of an Italian company purchased by this manufacturer.  We have to meet certain annual volume requirements for different models of scooters we purchase under this arrangement. We purchase motor scooters from other manufacturers from time to time.

Product Warranty Policies

Our product warranty policy is two years on major parts or 5,000 miles and three years on engines. In addition, the manufacturers of our parts and vehicles have their own warranty policies that limit our financial exposure to a certain extent during the first year of the warranty on major parts.

Marketing

We have three employees (other than our officers) involved in sales and marketing. We have relationships with over 100 dealers.

We use a creative agency to handle all the advertising and marketing programs for our products and also rely on our retailers for sales.

Competition

The motorscooter industry is highly competitive. The Company’s competitors include specialty companies as well as large motor vehicle companies with diversified product lines. Competitors of the company in the motorcycle and scooter category include Honda, Yamaha, Piaggio/Vespa, Keeway, Genuine Motor Company, Kymco, United Motors and Vento Motorcycles. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, sales, marketing and distribution resources than Power Sports Factory. Their greater capabilities in these areas may enable them to better withstand periodic downturns in the motorscooter industry, compete more effectively on the basis of price and production and more quickly develop new products. In addition, new companies may enter the markets in which Power Sports Factory competes, further increasing competition. Power Sports Factory believes its ability to compete successfully depends on a number of factors including the strength of licensed brand names, effective advertising and marketing, impressive design, high quality, and value.

Additionally, our manufacturers may have relationships with our competitors in some or all markets or product lines.  Pricing and supply commitments may be more favorable to our competitors.  Power Sports Factory may not be able to compete successfully in the future, and increased competition may adversely affect our financial results.

We believe that market penetration in this segment is difficult and, among other things, requires significant marketing and sales expenditures. Competition in this market is based upon a number of factors, including price, quality, reliability, styling, product features, customer preference, and warranties. We intend to compete based on competitively based pricing, quality of product offering, service, support, and styling.

Government Regulation

The motorcycles and scooters we distribute are subject to certification by the U.S. Environmental Protection Agency (“EPA”) for compliance with applicable emissions and noise standards, and by California regulatory authorities with respect to emissions, tailpipe, and evaporative emissions standards. All motorscooters, components and manufactured parts are subject to Department of Transportation (“DOT”) standards. Certain states have minimum product and general liability and casualty insurance liability requirements prior to granting authorizations or certifications to distributors to sell motor vehicles and scooters. Without this insurance we are not permitted to sell these vehicles to motor vehicle dealers in certain states. We have secured product liability policy coverage of $10 million per occurrence. While we believe that this policy limit will be sufficient initially in order to qualify us to do business, the insurance requirements that are imposed upon us may vary from state to state, and will increase if and as sales increase or as the products we offer increase in variety. Additionally, these insurance limits do not represent the maximum amounts of our actual potential liability and motor vehicle liability tort claims may exceed these claim amounts substantially. No assurance can be made that we will be able to satisfy each state’s insurance coverage requirements or that we will be able to maintain the policy limits necessary from time to time in order to permit sales of our products in various jurisdictions that require such coverage and, if a liability arises, no assurance can be made that these insurance limits will be sufficient.

Intellectual Property

We have applied for trademarks for our “Power Sports Factory” and “Yamati” brand names with the U.S. Patent and Trademark Office.

Employees

As of January 1, 2008, we had 10 employees (excluding our two executive officers), eight of whom are employed at our Pennsauken, New Jersey offices. All of our employees were employed on a full-time basis including three salespersons, two administrative persons and five operations persons. We are not a party to a collective bargaining agreement with our employees and we believe that our relationship with our employees is satisfactory.

Risk Factors.

We will require additional financing to sustain operations and, without it, we may not be able to continue operations.

We require additional financing to sustain operations. Our inability to raise additional working capital at all or to raise it in a timely manner may negatively impact our ability to fund the operations, to generate revenues, and to otherwise execute the business plan, leading to the reduction or suspension of the operations and ultimately termination of the business. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent the Company from paying dividends and could limit flexibility in making business decisions.

Our future success depends on our ability to respond to changing consumer demands, identify and interpret trends in the industry and successfully market new products.

The motor scooter industry is subject to rapidly changing consumer demands, technological improvements and industry standards. Accordingly, we must identify and interpret vehicle trends and respond in a timely manner. Demand for and market acceptance of new products are uncertain and achieving market acceptance for new products generally requires substantial product development and marketing efforts and expenditures. If we do not continue to meet changing consumer demands and develop successful product lines in the future, the Company’s growth and profitability will be negatively impacted.  If radical changes in transportation technology occur, it could significantly diminish demand for our products. If we fail to anticipate, identify or react appropriately to changes in product style, quality and trends or is not successful in marketing new products, we could experience an inability to profitably sell our products even at lower cost margins.   These risks could have a severe negative effect on our results of operations or financial condition.

Our product offering is currently heavily concentrated.

The Company currently concentrates on the sale of motor scooters.  If consumer demand for motor scooters in general, or the Company’s offerings specifically, wanes or fails to grow, our ability to sell motor scooters may be significantly impacted.

Our business and the success of our products could be harmed if Power Sports Factory is unable to maintain their brand image.

Our success is heavily dependent upon the market acceptance of our Andretti and Yamati branded lines of motor scooters.  If we are unable to timely and appropriately respond to changing consumer demand, the brand names and brand images Power Sports Factory distributes may be impaired. Even if we react appropriately to changes in consumer preferences, consumers may consider those brand images to be outdated or associate those brands with styles of vehicles that are no longer popular.  We invest significantly in our branded presentation to the marketplace.  Lack of acceptance of our brands will have a material impact on the performance of the Company.

Our business could be harmed if we fail to maintain proper inventory levels.

We place orders with manufacturers for most products prior to the time we receive customers’ orders. We do this to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery. However, we may be unable to sell the products we have ordered in advance from manufacturers or that we have in inventory. Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair brand image and have a material adverse effect on operating results and financial condition. Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply the quality products that we require at the time we need them, the Company may experience inventory shortages. Inventory shortages might delay shipments to customers, negatively impact retailer and distributor relationships, and diminish brand loyalty.

Our products are subject to extensive international, federal, state and local safety, environmental and other government regulation that may require us to incur expenses, modify product offerings or cease all or portions of our business in order to maintain compliance with the actions of regulators.

Power Sports Factory must comply with numerous federal and state regulations governing environmental and safety factors with respect to its products and their use. These various governmental regulations generally relate to air, water and noise pollution, as well as safety standards. If we are unable to obtain the necessary certifications or authorizations required by government standards, or fail to maintain them, business and future operations would be harmed seriously.

Use of motorcycles and scooters in the United States is subject to rigorous regulation by the EPA, and by state pollution control agencies. Any failure by the Company to comply with applicable environmental requirements of the EPA or state agencies could subject the Company to administratively or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product recalls or suspension of production. Additionally, the Consumer Product Safety Commission exercises jurisdiction when applicable over the Company’s product categories.

The Company’s business and facilities also are subject to regulation under various federal, state and local regulations relating to the sale of its products, operations, occupational safety, environmental protection, hazardous substance control and product advertising and promotion. Failure to comply with any of these regulations in the operation of the business could subject the Company to administrative or legal action resulting in fines or other monetary penalties or require the Company to change or cease business.

A significant adverse determination in any material product liability claim against the Company could adversely affect our operating results or financial condition.

Accidents involving personal injury and property damage occur in the use of Power Sports Factory’s  products.  Product liability insurance is presently maintained by the Company in the amount of $10,000,000 per occurrence. While Power Sports Factory does not have any pending product liability litigation, no assurance can be given that material product liability claims against Power Sports Factory will not be made in the future. Adverse determination of material product liability claims made against Power Sports Factory or a lapse in coverage could adversely affect our operating results or financial condition.

Significant repair and/or replacement with respect to product warranty claims or product recalls could have a material adverse impact on the results of operations.

Power Sports Factory provides a limited warranty for its products for a period of two years or 5,000 miles for parts and three years for engines.  Although we have a one year warranty on parts and engine from our manufacturer, sometimes a product is distributed which needs repair or replacement beyond that period. Our standard warranties of two years or 5,000 miles on major parts and three years on engines require us or our dealers to repair or replace defective products during such warranty periods at no cost to the consumer.

Our business is subject to seasonality and weather conditions that may cause quarterly operating results to fluctuate materially.

Motorcycle and scooter sales in general are seasonal in nature since consumer demand is substantially lower during the colder season in North America. We may endure periods of reduced revenues and cash flows during off-season months and be required to lay off or terminate some employees from time to time. Building inventory during the off-season period could harm financial results if anticipated sales are not realized. Further, if a significant number of dealers are concentrated in locations with longer or more intense cold seasons, or suffer other weather conditions, such as Katrina on the Gulf Coast, a lack of consumer demand may impact adversely the Company’s financial results.

Power Sports Factory faces intense competition, including competition from companies with significantly greater resources, and if Power Sports Factory is unable to compete effectively with these companies, market share may decline and business could be harmed.

The motorcycle and scooter industry is highly competitive. Our competitors include specialty companies as well as large motor vehicle companies with diversified product lines. Many of our competitors have significantly greater financial, technological, engineering, manufacturing, sales, marketing and distribution resources than the Company. Their greater capabilities in these areas may enable them to better withstand periodic downturns in the recreational vehicle industry, compete more effectively on the basis of price and production and more quickly develop new products. In addition, new companies may enter the markets in which Power Sports Factory competes, further increasing competition. Additionally, our manufacturers may have relationships with our competitors in some or all markets or product lines.  Pricing and supply commitments may be more favorable to our competitors.  Power Sports Factory may not be able to compete successfully in the future, and increased competition may adversely affect our financial results.

We have an exclusive licensing arrangement for a significant portion of our product offering.

Our exclusive marketing arrangement with Andretti IV, LLC., requires us to pay Andretti IV a certain minimum payment per year.  If we do not make the minimum payment, we may lose our exclusive license. Our licensing fee is a fixed cost according to the agreement which may cause us to be inflexible in our pricing structure.

The failure of certain key manufacturing suppliers to provide us with scooters and components could have a severe and negative impact on our business.

At this time, we purchase scooters from several Chinese manufacturers and we rely on a small group of suppliers to provide us with components for our products, some of whom are located outside of the United States. If the manufacturers or these suppliers become unwilling or unable to provide the scooters and components, there are a limited number of alternative manufacturers or suppliers who could provide them. Changes in business conditions, wars, governmental changes, and other factors beyond our control or which we do not presently anticipate, could affect our ability to receive the scooters and components from our manufacturer and suppliers. Further, it could be difficult to find replacement components if our current suppliers fail to provide the parts needed for these products. A failure by our major suppliers to provide scooters and these components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.

We are currently negotiating for exclusive design and products from manufacturers that, in addition to other terms, will require us to make minimum purchase commitments.  If we do not make the minimum amount of purchases under the agreement, we may lose our exclusive rights to certain products and designs.  Additionally we may have to agree to offer reciprocal purchasing exclusivity which could increase risks associated with single source supplying such as pricing, quality control, timely delivery and market acceptance of designs.

Our business is subject to risks associated with offshore manufacturing.

We import motorcycles and scooters into the United States from China for resale. All of our import operations are subject to tariffs and quotas set by the U.S. and Chinese governments through mutual agreements or bilateral actions. In addition, China, where our products are manufactured, may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or exports, or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the Caribbean Basin Initiative and the European Economic Area Agreement, and the activities and regulations of the World Trade Organization. Trade agreements can also impose requirements that adversely affect our business, such as setting quotas on products that may be imported from a particular country into our key market, the United States. In fact, some trade agreements can provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

In addition, the recent elimination of quotas on World Trade Organization member countries by 2005 could result in increased competition from developing countries which historically have lower labor costs, including China. This increased competition, including from competitors who can quickly create cost and sourcing advantages from these changes in trade arrangements, could have an adverse effect on our business and financial condition.

Our ability to import products in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes or increased U.S. homeland security requirements. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Our international operations expose us to political, economic and currency risks.

All of our products came from sources outside of the United States. As a result, we are subject to the risks of doing business abroad, including:

•	currency fluctuations;

•	changes in tariffs and taxes;

•	political and economic instability; and

•	disruptions or delays in shipments.

Changes in currency exchange rates may affect the relative prices at which we are able to manufacture products and may affect the cost of certain items required in our operation, thus possibly adversely affecting our profitability.

There are inherent risks of conducting business internationally. Language barriers, foreign laws and customs and duties issues all have a potential negative effect on our ability to transact business in the United States. We may be subject to the jurisdiction of the government and/or private litigants in foreign countries where we transact business, and we may be forced to expend funds to contest legal matters in those countries in disputes with those governments or with  customers or suppliers.

We may suffer from infringements or piracy of our trademarks, designs, brands or products.

We may suffer from infringements or piracy of our trademarks, designs, brands or products in the U.S. or globally.  Some jurisdictions may not honor our claims to our intellectual properties. In addition, we may not have sufficient legal resources to police or enforce our rights in such circumstances.

Unfair trade practices or government subsidization may impact our ability to compete profitably.

In an effort to penetrate markets in which the Company competes, some competitors may sell products at very low margins, or below cost, for sustained periods of time in order to gain market share and sales.  Additionally, some competitors may enjoy certain governmental subsidations that allow them to compete at substantially lower prices.  These events could substantially impact our ability to sell our product at profitable prices.

If Power Sports Factory markets and sells its products in international markets, we will be subject to additional regulations relating to export requirements, environmental and safety matters, and marketing of the products and distributorships, and we will be subject to the effects of currency fluctuations in those markets, all of which could increase the cost of selling products and substantially impair the ability to achieve  profitability in foreign markets.

As a part of our marketing strategy, Power Sports Factory plans to market and sell its products internationally. In addition to regulation by the U.S. government, those products will be subject to environmental and safety regulations in each country in which Power Sports Factory markets and sells. Regulations will vary from country to country and will vary from those of the United States. The difference in regulations under U.S. law and the laws of foreign countries may be significant and, in order to comply with the laws of these foreign countries, Power Sports Factory may have to implement manufacturing changes or alter product design or marketing efforts. Any changes in Power Sports Factory’s business practices or products will require response to the laws of foreign countries and will result in additional expense to the Company.

Additionally, we may be required to obtain certifications or approvals by foreign governments to market and sell the products in foreign countries. We may also be required to obtain approval from the U.S. government to export the products. If we are delayed in receiving, or are unable to obtain import or export clearances, or if we are unable to comply with foreign regulatory requirements, we will be unable to execute our complete marketing strategy.

We plan to significantly increase operating expenses related to advertising and the expansion of sales and support departments.

Because of our intent to launch the Andretti brand, we expect to incur significant expenditures in advertising and promotions introducing and maintaining visibility of the brand in the marketplace, assuming that the financial resources are available to do so.  We also intend to add significant personnel to our sales and support departments.  In the event that our advertising campaigns are not successful, and we do not realize significant increases in revenues, our financial results could be adversely affected.

Our plan to grow will place strains on the management team and other Company resources to both implement more sophisticated managerial, operational, technological and financial systems, procedures and controls and to train and manage the personnel necessary to implement those functions. The inability to manage growth could impede the ability to generate revenues and profits and to otherwise implement the business plan and growth strategies, which would have a negative impact on business.

If we fail to effectively manage growth, the financial results could be adversely affected. Growth may place a strain on the management systems and resources. We must continue to refine and expand the business development capabilities. This growth will require the Company to significantly improve and/or replace the existing managerial, operational and financial systems, procedures and controls, to improve the coordination between various corporate functions, and to manage, train, motivate and maintain a growing employee base. The Company’s performance and profitability will depend on the ability of the officers and key employees to: manage the business as a cohesive enterprise; manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures; add internal capacity, facilities and third-party sourcing arrangements as and when needed; maintain  quality controls; and attract, train, retain, motivate and effectively manage employees. The time and costs to implement these steps may place a significant strain on management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We may not be able to successfully integrate and manage new systems, controls and procedures for the business, or even if we successfully integrate systems, controls, procedures, facilities and personnel, such improvements may not be adequate to support projected future operations. We may never recoup expenditures incurred during our growth. Any failure to implement and maintain such changes could have a material adverse effect on our business, financial condition and results of operations.

We may make acquisitions which could divert management’s attention, cause ownership dilution to stockholders and be difficult to integrate.

Given that our strategy envisions growing our business, we may decide that it is in the best interest of the Company to identify, structure and integrate acquisitions that are complementary to, or accretive with, our current business model. Acquisitions, strategic relationships and investments often involve a high degree of risk. Acquisitions can place a substantial strain on current operations, financial resources and personnel.  Successful integrations may not be achieved, or customers may become dissatisfied with the Company. We may also be unable to find a sufficient number of attractive opportunities, if any, to meet our objectives.

Properties.

Our principal executive offices are located at our 6950 Central Highway, Pennsauken, New Jersey, and comprise an approximately 19,700 square foot facility, which is also the offices and warehouse for our motorcycle and scooter products.  We lease this facility under a lease expiring September 30, 2008, with a monthly rental rate of $8,800 through September 30, 2007, increasing to $9,100 on October 1, 2007 through September 30, 2008.

During our fiscal year ended June 30, 2007, we leased offices at 585 Southborough Drive, West Vancouver, BC, Canada, consisting of approximately 1,500 square feet of office space at a monthly rental rate of $1,500. This lease has been assumed by our last word® subsidiary.

Legal Proceedings.

We are not a party to any other litigation nor is its property the subject of any pending legal proceeding.

Market for Common Stock

The Company's Common Stock trades on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("NASD") under the symbol "PPMC." As of April 1, 2008, the Company had approximately 490 holders of record of its Common Stock. These quotations represent prices between dealers, do not include retail mark ups, mark downs or commissions and do not necessarily represent actual transactions.

The following table sets forth for each period indicated the high and the low bid prices per share for the Company's Common Stock. The Common Stock commenced trading on June 9, 1998.

2008	High	Low
First Quarter Ended March 31, 2008	$0.03	$0.02

2007
First Quarter Ended March 31, 2007	0.02	0.01
Second Quarter Ended June 30, 2007	0.07	0.01
Third Quarter Ended September 30, 2007	0.06	0.02
Fourth Quarter Ended December 31, 2006	0.08	0.02

2006
First Quarter Ended March 31, 2006	0.08	0.02
Second Quarter Ended June 30, 2006	0.08	0.02
Third Quarter Ended September 30, 2006	0.08	0.08
Fourth Quarter Ended December 31, 2006	0.03	0.02

The Company has never paid a cash dividend on its Common Stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors

Management

Directors and Executive Officers

The following sets forth-certain information with respect to the directors and executive officers of PPMC:

Name	Age	Position
Steve Rubakh	46	President, Acting Chief
		Financial Officer and Director
Steven A. Kempenich	36	Chief Executive Officer,
		Acting Secretary and Director
Albert P. Folsom	68	Director
Raymond A. Hatch	72	Director
Michael F. Reuling	63	Director

On September 5, 2007, in connection with the acquisition of Power Sports Factory, the Board of Directors of the Company amended our By-Laws to provide that the number of directors constituting the entire Board be fixed at five, appointed Steve Rubakh as our President and Acting Chief Financial Officer, and elected Mr. Rubakh as a director of the Company to fill one of the two newly-created directorships.  At this Board meeting, Steven Kempenich was also appointed as our Chief Executive Officer and Acting Secretary and was elected a director.

The Company's directors are elected at the annual meeting of stockholders and hold office until their successors are elected and qualified. The Company's officers are appointed annually by the Board of Directors and serve at the pleasure of the Board. There is no family relationship among any of PPMC's directors and executive officers.

The following is a brief summary of the business experience of each of the directors and executive officers of PPMC:

Albert P. Folsom, Director

Albert Folsom invented The Last Word, an advertisement display device and formed Amtel Communications Inc. to develop and patent the product. In 1997, Mr. Folsom merged this company, Purchase Point Media Corporation, with the Company, of which he has acted as President of the Company until the closing of the acquisition of Power Sports Factory on September 5, 2007.

In 1983 he created Aricana Resources by amalgamating several companies and served as President and Director from 1983 to 1988. Aricana's activities included medical research, and the development and marketing of medicinal products. He also started a publishing company for medicinal products and founded, the American Health Research Association, a not-for-profit corporation. From 1980 to 1982 he served as President and Director of Alanda Energy Corp., an oil and gas company. From 1963 to 1980 he served as a Director and Senior Officer of a number of companies including Computer Parking Systems, Resource Funding and an electrical contracting company. He served in the US Navy between 1956 and 1960.

Raymond A. Hatch, Director

After completing a Chase Manhattan bank training program and becoming a member of the bank’s credit department, Mr. Hatch started his career on Wall Street in the early sixties. He completed the Reynolds Securities (Dean Witter Reynolds) training program and became an account executive. Subsequently he joined Carreau & Company, which was known as a 1919 NYSE specialist firm specializing in stock issues such a Westinghouse Corporation, Carrier Corporation, General American Oil, etc. He was an officer and director of the company and was primarily responsible for the American Stock Exchange operations. After leaving Carreau & Company , Mr. Hatch joined Delafield & Delafield as a member of the their syndicate department and subsequently, Sterling & Grace & Co. as the manager of their syndicate department. Both of these firms were NYSE investment banking firms. Sterling & Grace was founded in the late 1800’s. Mr. Hatch Joined Arbitrage Management Co. as a Vice President. Arbitrage Management Co. was a convertible bond arbitrage operation headed up by Jon and Asher Edleman, and programmed by Harry Markowitz of Harvard University.

In May 1982, Mr. Hatch started his own investment banking boutique, Grady and Hatch & Company, Inc. The organization focused on private placements, syndicate participation and the origination of its own underwritings. At the end of 1999, Mr. Hatch resigned from Grady & Hatch & Company and joined Ridgewood Group International Ltd. (RGI) as managing partner. RGI is managed by William G. Potter, who was previously Co-Chairman of Prudential Securities International. The firm specializes in a variety of private placements.

Mr. Hatch attended the University of Colorado, New York University Graduate School of Business Administration, New York Institute of Finance and the Hill School of Insurance. He was a consultant to American International Life Assurance Co., a member of the AIG Group, and was also associated with Nationwide Insurance. He held a New York State Life License and New York State broker license. Mr. Hatch was a regular member of the American Stock Exchange and an allied member of the NYSE on several occasions, a principal of the NASD and was a registered investment advisor with the SEC for over ten years.

Michael F. Reuling, Director

In late 1981 when he was with Albertson’s, Mr. Reuling moved from the legal side of the business to the development side, becoming Senior Vice President of Real Estate. In 1987 he became Executive Vice President of Store Development with responsibility for all store development functions, including real estate, design and construction. Mr. Reuling supervised a corporate development team that developed hundreds of supermarkets and drugstores throughout the country with an annual capital budget in excess of $2 billion. He also played a key role in Albertson’s merger and acquisition program. Upon consummation of the merger of Albertson’s and American Stores Company in 1999, Mr. Reuling assumed the role of Vice Chairman of the merged company with responsibility for store development, information technology, human resources and finance. He retired in 2001 and has since worked as a development consultant.

Mr. Reuling grew up in Morton, Illinois where he attended public schools. He subsequently received a B.A. from Carleton College in Northfield, Minnesota and a J.D. from the University of Michigan Law School in Ann Arbor, Michigan. He is a member of the Utah, Idaho and Texas bar associations. He served for nine years as a member of the board of Capital City Development Corporation, the redevelopment agency of the City of Boise, and has also served on the boards of several local non-profit organizations. Mr. Reuling is presently on the board of directors of Jackson Food Stores, Inc., a 100+ unit convenience store chain based in Boise and operating in several intermountain states.

Committees

We do not have an audit  committee,  although  we  intend  to  establish  such a committee, with an independent "audit committee financial expert" member as defined in the rules of the SEC.

Corporate Code of Conduct

Section 16(A) Beneficial Ownership Reporting Compliance

We are reviewing a proposed corporate code of conduct, which would provide for internal procedures concerning the reporting and disclosure of corporate matters that are material to our business and to our stockholders. The corporate code of conduct would include a code of ethics for our officers and employees as to workplace conduct, dealings with customers, compliance with laws, improper payments,  conflicts of interest, insider trading,  company confidential information, and behavior with honesty and integrity.

Executive Compensation.

The following table sets forth information for the years ended December 31, 2007 and 2006 concerning the compensation paid or awarded to the Chief Executive Officer and President of PPMC.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (h)	All Other Compensation (i)	Total ($) (j)
Steven A. Kempenich, Chief Executive Officer	2007	$115,385							$115,385

Steve Rubakh, President and Chief Financial Officer	2007	$255,129							$255,129

Steve Rubakh, Chief Executive Officer	2006	$86,168							$86,168

Certain Relationships and Related Transactions.

The development activities of the Company have been financed through advances by Amtel, which is a major shareholder. The Company owed Amtel $567,911 at June 30, 2007 and 2006.  Interest expense on these advances was $52,081 and $49,244 for the years ended June 30, 2007 and 2006, respectively, and $332,898 for the period June 28, 1996 (Date of Formation) through June 30, 2007.  All interest has been accrued.  All of such advances have been made on a demand loan basis. The Company does not have a formal loan agreement with Amtel.

The Company entered into an agreement with Albert Folsom ("Folsom"), the Company's President and Chief Executive Officer, for consulting services to be performed on behalf of the Company.  Folsom received consulting fees for the fiscal years ended June 30, 2007 and 2006 of $72,000 and $72,000 and $288,000 for the period June 28, 1996 (Date of Formation) through June 30, 2007, respectively.

The Company owed Folsom $602,968 and $496,739 at the fiscal year ends of June 30, 2007 and 2006, respectively.  Interest expense was $24,894 and $22,384 for the fiscal years ended June 30, 2007 and 2006, respectively, and $142,552 for the period June 28, 1996 (Date of Formation) through June 30, 2007.  All consulting and interest has been accrued. On September 5, 2007, immediately following the closing of the completion of the acquisition of PSF, the Company issued 200,000 shares of Preferred Stock to Folsom in exchange for the satisfaction of all amounts owed to Folsom by the Company.

The Company has accrued rental payments of $1,500 per month for its fiscal years ended June 30, 2006 and 2007 for approximately 1,500 square feet of office space leased from Mr. Folsom.

As part of the acquisition of PSF, on May 14, 2007, the Company issued 60,000,000 shares of Common Stock to Steve Rubakh, the major shareholder of PSF, and on August 31, 2007, entered into an amendment (the “Amendment”) to the Share Exchange Agreement governing the acquisition, that provided for a completion of the acquisition of PSF at a closing held on September 5, 2007. At the closing the Company issued 1,650,000 shares of a new Series B Convertible Preferred Stock (the “Preferred Stock”) to the shareholders of PSF, including 402,800 shares to Mr. Rubakh, who is now our President and a director, and 185,833 shares to Steven A. Kempenich, our Chief Executive Officer and a director, to complete the acquisition of PSF by us.  Each share of Preferred Stock is convertible into 10 shares of our Common Stock.

Selected Financial Data.

The following selected financial data has been derived from our audited financial statements and should be read in conjunction with such financial statements included herein.

	Years Ended December 31,
	2007	2006
Statement of operations data:
Operating revenues	$2,254,450	$4,877,155
Gross profit	330,576	706,630
Gain (loss) from continuing operations	(2,253,049)	(436,572)
Gain (loss) from continuing operations per share	(0.02)	--

Balance sheet data:
Total assets	$1,169,392	$2,270,677
Long-term debt	34,604	12,639

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Overview

The Company was organized under the laws of the State of Minnesota on June 28, 1996. PPMC, through the acquisition in 1997, of a Nevada corporation of the same name, acquired the trademark, patent and exclusive marketing rights to, and has invested over one  million dollars in the development of a grocery cart advertising display device called the last word®, a clear plastic display panel that attaches to the back of the child’s seat section in supermarket shopping carts.

To distribute this existing business of the Company following the PSF acquisition, to our stockholders, the Board of Directors of PPMC has declared a dividend, payable in common stock of our subsidiary holding our last word® technology, at the rate of one share of common stock of this subsidiary for each share of common stock of PPMC owned on the record date. The Board of Directors of PPMC has fixed May 2, 2007, as the record date for this share dividend, with a payment date as soon as practicable thereafter.  Prior to the payment of this dividend, our subsidiary holding the last word® technology will have to file a registration statement under the Securities Act of 1933 with, and have the filing declared effective by, the SEC.  We plan to file the registration statement for this dividend as soon as practicable following the filing of this Annual Report.

On April 24, 2007, we entered into the Share Exchange Agreement with Power Sports Factory and the shareholders of Power Sports Factory. The Share Exchange Agreement provided for our acquiring all of the outstanding shares of PSF in exchange for shares of PPMC Common Stock. We have filed Information Statements on May 4, May 14 and November 30, 2007, and January 11, 2008, with the SEC, under the Securities Exchange Act of 1934, as amended, with regard to a 1:20 reverse split (the “Reverse Split”) of our outstanding common stock in connection with the Share Exchange Agreement, as well as changing our name to Power Sports Factory, Inc. On May 14, 2007, we issued 60,000,000 shares of Common Stock to Steve Rubakh, the major shareholder of PSF, and on August 31, 2007, entered into an amendment (the “Amendment”) to the Share Exchange Agreement, that provided for a completion of the acquisition of PSF at a closing (the “Closing”) which was held on September 5, 2007. At the closing the Company issued 1,650,000 shares of a new Series B Convertible Preferred Stock (the “Preferred Stock”) to the shareholders of PSF, to complete the acquisition of PSF by us.  Each share of Preferred Stock is convertible into 10 shares of our Common Stock.

Results of Operations for the Years ended December 31, 2007 and December 31, 2006

Revenues.   For the year ended December 31, 2007, net sales decreased to $2,254,350 from  $4,877,155, a decrease of $2,622,805 from the year ended December 31, 2006. Such decrease was due to acquisition and turnaround issues.

Gross Profit.   Gross profit was $330,576 for the year ended December 31, 2007, compared to $706,630 for the year ended December 31, 2006, representing a decrease of $376,054 over the previous year.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses increased to approximately $2,332,912 for the year ended December 31, 2007, from approximately $1,333,788 for the year ended December 31, 2006.

The increase in selling, general and administrative expense in 2007 was mainly due to  increased accounting, legal and other costs associated with the acquisition of PSF, as well as increased staff expense.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased from approximately $8,000 in fiscal 2006 to approximately $1,943 for the year ended December 31, 2007. The decrease is primarily due to a lower equipment depreciation base and lower debt amortization in 2007.

Interest Expense. Interest expense decreased from $106,396 in fiscal 2006 to $68,856 in fiscal 2007. This decrease was due primarily to decreased corporate debt incurred in 2007.

Net loss. Our net loss for the year ended December 31, 2007 was $2,253,049 compared to a net loss of $436,572 for the year ended December 31, 2006.

The fiscal 2007 net loss includes depreciation and amortization expense of $1,943, and interest expense of $68,856.  The fiscal year 2006 net loss includes depreciation and amortization expense of $7,984, and interest expense of $106,396.

Liquidity and Financial Resources

Prior to the acquisition of Power Sports Factory, we have had no operations that have generated any revenue.  We have had rely entirely on private placements of Company stock to pay operating expenses.

As of December 31, 2007, the Company had $11,146 of cash on hand. The Company has incurred net losses of $2,253,049 in the year ended December 31, 2007, and has working capital and stockholders' deficiencies of $711,373 and $673,354, respectively, at December 31, 2007.  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the year ended December 31, 2007, the Company received $270,000 from the sale of preferred stock, the proceeds of a $175,000 capital contribution by a shareholder, and $400,000 from issuance of convertible debt. We will require substantial additional financing to maintain operations at Power Sports Factory, and to expand our operations to continue the launch of our new Andretti brand.

Critical Accounting Policies

The Securities and Exchange Commission recently issued "Financial Reporting Release No.  60 Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosures, discussion and commentary on those accounting policies considered most critical to its business and financial reporting requirements.  FRR 60 considers an accounting policy to be critical if it is important to the Company's financial condition and results of operations, and requires significant judgment and estimates on the part of management in the application of the policy.  For a summary of the Company's significant accounting policies, including the critical accounting policies discussed below, please refer to the accompanying notes to the financial statements.

The Company assesses potential impairment of its long-lived assets, which include its property and equipment and its identifiable intangibles such as deferred charges under the guidance of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company must continually determine if a permanent impairment of its long-lived assets has occurred and write down the assets to their fair values and charge current operations for the measured impairment.

The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements, requires the Company to make estimates and judgments that effect the reported amount of assets, liabilities, and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to intangible assets, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Quantitative and Qualitative Disclosures About Market Risk.

We are primarily exposed to foreign currency risk, interest rate risk and credit risk.

Foreign Currency Risk - We import products from China into the United States and market our products in North America. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or, if we initiate our planned international operations, weak economic conditions in foreign markets. Because our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets that we plan to enter.  If the Chinese Yuan strengthened against the dollar, our cost of imported products could increase and make us less competitive.  We have not hedged foreign currency exposures related to transactions denominated in currencies other than U.S. dollars. We do not engage in financial transactions for trading or speculative purposes.

Interest Rate Risk - Interest rate risk refers to fluctuations in the value of a security resulting from changes in the general level of interest rates. Investments that are classified as cash and cash equivalents have original maturities of three months or less. Our interest income is sensitive to changes in the general level of U.S. interest rates.  We do not have significant short-term investments, and due to the short-term nature of our investments, we believe that there is not a material risk exposure.

Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks. As a result we do not anticipate any material losses in this area.

FINANCIAL STATEMENTS OF PURCHASE POINT MEDIA CORP.

MADSEN & ASSOCIATES, CPA’s INC.
Certified Public Accountants and Business Consultants

684 East Vine St . #3
Murray, Utah  84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
Purchase Point Media Corp.  and  Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated  balance sheet of Purchase Point Media Corp. and Subsidiary   at  December 31, 2007   and the consolidated statements of operations,  stockholders' equity, and cash flows for the years ended December 31, 2007 and 2006. These financial  statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness for the company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit  includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over all  financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material respects, the  financial position of Purchase Point Media Corp. and Subsidiary at December 31, 2007   and the consolidated statements of operations, and cash flows for the years ended December 31, 2007 and 2006  in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company   will need additional  working capital  for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah
April 11, 2008                                            /s/ Madsen & Associates, CPA’s Inc.

PURCHASE POINT MEDIA CORP.
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2007	2006
Current Assets:
Cash	$11,146	$46,740
Cash – restricted	-	173,264
Accounts receivable	3,959	-
Note receivable - related party	-	366,400
Inventory	937,703	1,612,904
Prepaid expenses	135,319	-
Total Current Assets	1,088,127	2,199,308
Property and equipment-net	71,389	57,493
Other assets	9,876	13,876
TOTAL ASSETS	$1,169,392	$2,270,677
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$1,096,769	$120,206
Accounts payable - related party	80,172	-
Note payable	-	1,570,376
Current portion of long-term debt	164,772	2,540
Note payable to related party	11,466	54,266
Accrued expenses	192,804	122,873
Current portion of convertible debt	262,159	-
Income taxes payable	-	128,032
Total Current Liabilities	1,808,142	1,998,293
Long term liabilites:
Long-term debt - less current portion	10,461	12,639
Long-term convertible debt	24,143	-
Total Long-term Liabilities	34,604	12,639
TOTAL LIABILITIES	1,842,746	2,010,932
Stockholders' Equity (Deficiency):
Preferred Stock; no par value - authorized 50,000,000 shares
Series B Convertible - outstanding 2,303,216 and -0- shares	964,950	-
Common stock, no par value - authorized 100,000,000
shares - outstanding 98,503,940 shares	200,000	200,000
Additional paid-in capital	356,500	1,500
Retained earnings (deficit)	(2,194,804)	58,245
Total Stockholders' Equity (Deficiency)	(673,354)	259,745
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$1,169,392	$2,270,677

PURCHASE POINT MEDIA CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006
Net sales	$2,254,350	$4,877,155

Costs and Expenses:
Cost of sales	1,923,774	4,170,525
Selling, general and administrative
expenses	2,332,912	1,333,788
Non-cash compensation	231,950	-
	4,488,636	5,504,313

Loss from operations	(2,234,286)	(627,158)

Other income and expenses:
Disposal of fixed asset	(38,347)	-
Forgiveness of debt	3,580	-
Accretion of beneficial conversion feature	(66,302)	-
Interest expense	(68,856)	(106,396)
Interest income	4,442	-
Commission income	18,688	-
	(146,795)	(106,396)

Loss before provision
for benefit from income taxes	(2,381,081)	(733,554)

Benefit from income taxes	(128,032)	(296,982)

Net loss	$(2,253,049)	$(436,572)

Loss per common share - basic and diluted	$(0.02)	$-

Weighted average common shares
outstanding - basic and diluted	$98,503,940	$98,503,940

PURCHASE POINT MEDIA CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

					Additional	Retained
	Preferred Stock		Common Stock		Paid - In	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balance, January 1, 2006	2,085,716	$-	98,503,940	$200,000	$1,500	$494,817	$696,317

Net loss	-	-	-	-	-	(436,572)	(436,572)

Balance, December 31, 2006	2,085,716	-	98,503,940	200,000	1,500	58,245	259,745

Issuance of preferred stock for services
(valued at $3.00 - $14.00 per share)	70,900	231,950	-	-	-	-	231,950

Issuance of preferred stock for debt
(valued at $5.00 per share)	92,600	463,000	-	-	-	-	463,000

Contribution by shareholders	-	-	-	-	175,000	-	175,000

Beneficial conversion feature	-	-	-	-	180,000	-	180,000

Sale of preferred stock	54,000	270,000	-	-	-	-	270,000

Net loss	-	-	-	-	-	(2,253,049)	(2,253,049)

Balance, December 31, 2007	2,303,216	$964,950	98,503,940	$200,000	$356,500	$(2,194,804)	$(673,354)

PURCHASE POINT MEDIA CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended
	December 31,
	2007	2006
CASH FLOW FROM
OPERATING ACTIVITIES:
Net (loss)	$(2,253,049)	$(436,572)
Adjustments to reconcile net (loss) income
to net cash used in operating activities:
Depreciation and amortization	6,705	7,984
Non cash compensation	231,950	-
Accretion of beneficial conversion feature	66,302	-
Loss on abandonment	38,347	-
Changes in operating assets
and liabilities	$2,363,957	$(746,633)
Net cash provided by (used in)
operating activities	454,212	(1,175,221)

CASH FLOW FROM
INVESTING ACTIVITIES:
Security deposit	4,000	65,000
Purchase of equipment	(58,948)	(36,459)
Change in restricted cash	173,264	(173,264)

Net cash provided by (used in)
investing activities	118,316	(144,723)

CASH FLOW FROM
FINANCING ACTIVITIES:
Proceeds from related party	369,800	220,000
Payment to related party	(412,600)	(464,075)
Proceeds from loan payable	185,512	2,766,734
Payment on loan	(1,595,834)	(1,196,679)
Contribution by shareholder	175,000	-
Proceeds from sale of preferred stock	270,000	-
Proceeds from convertible debt	400,000	-
Net cash provided by (used in)
financing activities	$(608,122)	$1,325,980

PURCHASE POINT MEDIA CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	Years Ended
	December 31,2007
	2007	2006
Net (decrease) increase in cash	(35,594)	6,036

Cash - beginning of year	46,740	40,704

Cash - end of year	$11,146	$46,740

Changes in operating assets
and liabilities consists of:
Decrease in accounts receivable	$162,441	$199,680
Decrease (increase) in inventory	675,201	(437,036)
(Increase) in prepaid expenses	(135,319)	7,385
Decrease (increase) in other assets	-	(9,876)
Increase (decrease) in accounts payable	1,669,735	(272,236)
Increase (decrease) in accrued expenses	119,931	(234,550)
Decrease in income taxes payable	(128,032)	-
	$2,363,957	$(746,633)

Supplementary information:
Cash paid during the year for:
Income taxes	$-	$-
Interest	$-	$18,381

Non-cash financing activities:
Issuance of preferred stock for services	$231,950	$-

Beneficial Conversion Feature	$180,000	$-

Issuance of preferred stock for debt	$463,000	$-

PURCHASE POINT MEDIA CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

1.  Description of Business and Summary of Significant Accounting Policies

ORGANIZATION

Purchase Point Media Corp. (the “Company” or “PPMC”) was incorporated under the laws of the State of Minnesota.

The Company, through a reverse acquisition described below is in the business of marketing, selling, importing and distributing motorcycles and scooters.  The Company principally imports products from China.  To date the Company has marketed significantly under the Strada and Yamati brands.

BASIS OF PRESENTATION

On September 5, 2007, PPMC entered into a share exchange agreement with the shareholders of Power Sports Factory, Inc. (“PSF”).  In connection with the share exchange, PPMC acquired all of the outstanding shares of PSF (subsidiary) as the acquirer.  The financial statements prior to September 5, 2007 are those of PSF and reflect the assets and liabilities of PSF at historical carrying amounts.

As provided for in the share exchange agreement, the stockholders of PSF received 60,000,000 shares of PPMC common stock and 1,650,000 of Series B Convertible Preferred Stock (“Preferred Stock”) of PPMC (each share of preferred stock is convertible into 10 shares of common stock) representing 77% of the outstanding stock of PPMC after the acquisition, in exchange for the outstandin shares of PSF common stock they held, which was accounted for as a recapitalization.  The financial statements show a retroactive restatement of PPMC’s historical stockholders’ deficiency to reflect the equivalent number of shares  of common stock issued by the subsidiary

GOING CONCERN

The Company’s consolidated financial statements for the year ended December 31, 2007 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  Management recognizes that the Company’s continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and revenue to cover expenses as the Company continues to incur losses.

The Company presently does not have sufficient liquid assets to finance its anticipated funding needs and obligations.  The Company’s continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and achieve a level of revenue and production adequate to support its cost structure.  Management is actively seeking additional capital to ensure the continuation of its current operations, complete its proposed activities and fund its current debt obligations.  However, there is no assurance that additional capital will be obtained.  These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.

SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries.  All inter-company transactions and balances have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable.  The Company grants credit to customers based on an evaluation of the customer’s financial condition, without requiring collateral.  Exposure to losses on the receivables is principally dependent on each customer’s financial condition.  The Company controls its exposure to credit risk through credit approvals.

INVENTORIES

Inventories are stated at the lower of cost or market.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with the guidance contained in SEC Staff Accounting Bulletin No. 104 "Revenue Recognition Financial Statements" (SAB No. 104). Revenue is recognized when the product has been delivered and title and risk of loss have passed to the customer, collection of the receivables is deemed reasonably assured by management, persuasive evidence of an agreement exist and the sale price is fixed and determinable.

EARNINGS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the specified period.  Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares and potential common shares during the specified period.  All potentially dilutive securities at December 31, 2007, which include preferred stock convertible into 23,032,160 common shares following the effectiveness of the proposed 1 for 20 reverse split of the Company’s common stock, have been excluded from the computation as their effect is antidilutive.

EVALUATION OF LONG-LIVED ASSETS

The Company reviews property and equipment and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." If the carrying value of the long-lived asset exceeds the present value of the related estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

DEPRECIATION AND AMORTIZATION

Property and equipment are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives of the related assets.

STOCK BASED COMPENSATION

For the years ended December 31, 2007 and 2006, the Company issued 70,900 and -0- of its preferred shares and recorded consulting expense of $231,950 and $-0-, respectively, the fair value of the shares at the time of issuance.

INCOME TAXES

The Company accounts for income taxes using an asset and liability approach under which deferred taxes are recognized by applying enacted tax rates applicable to future years to the differences between financial statement carrying amounts and the tax basis of reported assets and liabilities. The principal item giving rise to deferred taxes are future tax benefits of certain net operating loss carryforwards.

BENEFICIAL CONVERSION FEATURE

When debt or equity is issued which is convertible into common stock at a discount from the common stock market price at the date the debt or equity is issued, a beneficial conversion feature for the difference between the closing price and the conversion price multiplied by the number of shares issuable upon conversion is recognized.  The beneficial conversion feature is presented as a discount to the related debt, with an offering amount increasing additional paid-in capital.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For financial instruments including cash, accounts payable, accrued expenses, and loans payable, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

RECLASSIFICATIONS

Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

NEW FINANCIAL ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which enhances existing guidance for measuring assets and liabilities using fair value.  This Standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.    SFAS No. 157 as amended by FASB Staff Position 157-2, is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  The Company does not believe that SFAS No. 157 will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”) “The Fair Value Option for Financial Assets and Financial Liabilities”, providing companies with an option to report selected financial assets and liabilities at fair value.  The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company does not expect that the adoption will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141 (R)”)  “Business Combinations”, which replaces  SFAS 141  “Business Combinations”.  This Statement improves the relevance, completeness and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement.  Under SFAS 141(R), acquisition-related costs, including restructuring costs, must be recognized separately for the acquisition and will generally be expensed as incurred.  That replaces SFAS 141’s cost- allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  SFAS 141 (R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual report period beginning on or after December 15, 2008.  The Company will implement this Statement in 2009.

In December 2007, the FASB issued SFAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements – An Amendment of ARB NO. 51” (“SFAS 160”).  SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of non-controlling interests (minority interest) as equity in the consolidated financial statements and separate for parent’s equity.  The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement.  SFAS 160 clarifies that changes in a parent’s ownership in a subsidiary that does not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  Such gain or loss will be measured using the fair value of the non-controlling equity investment of the deconsolidation date.  SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its non-controlling interest.  SFAS 160 is effective for fiscal years, and interim periods other than fiscal years, beginning on or after December 15,2008.  The Company is currently evaluating the impact of the adoption of this Statement on its consolidated financial statements.

In January 2008, Staff Accounting Bulletin (“SAB”) 110 “Share-Based Payment” (“SAB 110”), was issued.  Registrants may continue, under certain circumstances, to use the simplified method in developing estimates of the expected term of share options as initially allowed by SAB 107, “Share-Based Payments”.  The adoption of SAB 110 should have no effect on the consolidated financial position and results of operations of the Company.

2.  Inventories

The components of inventories are as follows:

	December 31,
	2007	2006
Motor bikes	$576,780	$1,534,314
Parts	44,340	78,590
Deposits on Inventory	316,583	-
	$937,703	$1,612,904

In October, 2007, the Company entered into a Manufacturing Agreement,  and subsequently entered into an Amendment thereto, with Dickson International Holdings Ltd. for the manufacture of Andretti/Benelli branded motor scooters for the exclusive distribution thereof in the United States by the Company. The Manufacturing Agreement is for a term of two years and is renewable for successive two-year terms unless either party gives notice of termination in advance of the renewal period.   The Company is required to use commercially reasonable efforts to purchase certain minimum quantities of motor scooters.  As an initial deposit under the Manufacturing Agreement, the Company issued to Dickson International Holdings Ltd. 50,000 shares of its Series B Preferred Stock valued at $250,000.

3.  Property and Equipment

	December 31,
	2007	2006
Equipment	$40,586	$19,204
Signs	7,040	7,040
Software	37,566	15,500
Leasehold improvements	-	27,609
	85,192	69,353
Less: accumulated depreciation	13,803	11,860
	$71,389	$57,493

Depreciation expense for the years ended December 31, 2007 and 2006 amounted to  $ 6,705 and $ 7,984, respectively.

4.  Note Payable

On January 27, 2006, the Company entered into a revolving credit loan and floor plan loan (the “Credit Facility”) with General Electric Commercial Distribution Finance Corporation (“CDF”).  Terms under the Trade Finance Purchase Program (“TFPP”) included interest at prime plus 1 ½ percent with one tenth of one percent per month administration fee, and a rate of prime plus 5 percent on all amounts outstanding after maturity with a two and one half tenths of one percent administration fee.  Maturity on advances under the TFPP was 180 days.  Advance rate under the TFPP was 100 percent of supplier invoice plus freight.  CDF had a first security interest in all inventory equipment, fixtures, accounts, chattel paper, instruments, deposit accounts, documents, general intangibles, letter of credit rights, and all judgments, claims and insurance policies via Uniform Commercial Code Filing Position or invoice purchase money security interest.  The Credit Facility was personally guaranteed by an officer and director of the Company.

On June 6, 2006, the Company entered into an amendment to the Credit Facility whereby the Company agreed to post an Irrevocable Letter of Credit (“ILOC”) as additional collateral for the amounts loaned under the Credit Facility.  The amount of the ILOC was required to be 15 percent of the amounts outstanding or advanced.  At September 30, 2007 and December 31, 2006, the amount of the ILOC was $-0- and $173,264 and is included in cash-restricted on the Company’s balance sheet.

In addition, the Amendment provided in part that “Interest on an advance for Import Inventory shall begin to accrue on the date CDF makes such an advance.  Interest on all other advances shall begin on the Start Date which shall be defined as the earlier of (A) the invoice date referred to in the Vendors invoice; or (B) the ship date referred to in the Vendors invoice; or (C) the date CDF makes such advance….”

On October 9, 2006, CDF sent the Company a notice of default for failing to make one or more payments due under the Credit Facility.  CDF demanded a payment to cure the default in the amount of $320,034.10 by October 13, 2006, which payment was not made.

On November 6, 2006, CDF terminated the Credit Facility and demanded full payment, requiring final payment of a claimed remaining balance of $1,817,920.  On November 17, 2006, CDF initiated a lawsuit in the United States District Court for the District of New Jersey to enforce its rights under the Credit Facility and related documents.  The requested relief included a Court for replevin, granting CDF the right to possess any and all Collateral covered by its security interest.

On January 20, 2007, the Company entered into a Forbearance Agreement with CDF regarding the Credit Facility.  The Forbearance Agreement stated that the amount of the Company’s indebtedness as of that date was $1,570,376. Under the Forbearance Agreement, the Company agreed to a new Payment Program.  The new Payment Program provided that the Company would make payments monthly through April, 2007.  Under this agreement, the Company also agreed to execute a Stipulated Order for Preliminary Injunction and Writ of Seizure (“Writ”).  The Writ could be filed in the event of a default under the Forbearance Agreement at any time.  If no default occurred, the Writ could be duly filed after March 1, 2007, to further protect CFD’s interest.  On March 19, 2007, CDF filed the Writ.  There was no Forbearance Agreement default as of that date.  The Writ was never executed upon, meaning that CDF did not repossess the Company’s Collateral at any time.

The last payment to CDF was made by the Company on or about July 20, 2007.  As of that date, all indebtedness under the Credit Facility, the Forbearance Agreement, and any related Agreements with CDF has been satisfied, by revenue generated through sales by the Company.

5.  Long-term debt

Long-term debt consists of the following:

For the years ended December 31, 2007 and 2006, the Company recorded interest expense of $65,455 and $321, respectively.

	December 31,
	2007	2006
Note payable to Five Point
Capital Inc. due May 2011;
interest at 18.45%; monthly
payments of $397	$13,036	$15,179

Note payable due April 30, 2008;
interest at 10% payable at
maturity (1)	80,000	-

Note payable to Premium Payment
Plan due May 31, 2008; interest
at 7.5%; monthly payments
of $871	4,218	-

Note payable to AICCO, Inc. due
July 13, 2008; interest at 8%;
monthly payments of $7,111 (2)	48,479	-

Note payable to Micro Capital
Management Corp. due June 14, 2008;
interest at 8%	14,500	-

Demand note payable to Shawn Landgraf;
interest free	15,000	-
	175,233	15,179
Less amounts due within one year	164,772	2,540
	$10,461	$12,639

1) On July 31, 2007, the Company borrowed $80,000 from an investor.  The note matures on April 30, 2008 at which time the principal amount plus ten percent interest is due.  The Company issued 1,000 Series B convertible Preferred Shares valued at $3,000, as additional consideration with the loan.

2) On October 1, 2007, the Company entered into a premium finance agreement with Aicco, Inc., for the purchase of insurances.  The total amount financed was $68,575, with an annual percentage rate of 8% and monthly payments of $7,111.  The final payment is due on July 13, 2008.

The aggregate amounts of all long-term debt to be repaid for the year following December 31, 2007 is:

2008	$165,248
2009	3,188
2010	3,828
2011	2,969
175,233
Current portion	164,772
$10,461

6.  Convertible Debt

On September 7, 2007, the Company issued four convertible promissory notes for a total of $150,000 with interest at twelve (12.0%) percent.  The notes mature October 1, 2009.  Each note is convertible, at the option of the holders, into 300,000 shares of the Company’s common stock following the effectiveness of the Company’s proposed 1 for 20 reverse stock split.

On November 2, 2007, the Company issued a convertible promissory note for $250,000 with interest at twelve (12%) percent.  The note matures April 30, 2008.  The note is convertible, at the option of the holder, into 250,000 shares of the Company’s common stock following the effectiveness of the Company’s proposed 1 for 20 reverse stock split.

The Company has evaluated the conversion feature under applicable accounting literature, including SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Owned Stock” and concluded that none of these features should be respectively accounted for as derivatives.  Due to the beneficial conversion feature of the convertible notes, $180,000 was included as additional paid in capital based on the conversion discount.  Accretion expense of the beneficial conversion feature for the years ended December 31, 2007 amounted to $66,302.  For the year ended December 31, 2007, the Company recorded interest expense of $9,335 on the convertible notes, all of which is included in accrued expenses on the Company’s balance sheet.

7.  Note Receivable/Note Payable - Related Party

a) On November 9, 2005, the Company issued a note payable at 12% compound monthly interest, to a related party, in the amount of $300,000 with interest and principal due at maturity.  The note was paid on October 9, 2006.  Interest expense for the year ended December 31, 2006 was $15,582.

b) As of December 31, 2006, the Company advanced $166,400 to a related party. This advance was taken as payroll in 2007.  This was a demand loan with no interest.

c) In 2007 and 2006, officers of the Company advanced $59,800 and $54,266, respectively, to the Company.  During 2007, the Company repaid $102,600.  At December 31, 2007, the balance was $11,466. The advances are interest free and due upon demand.

d) In 2007, one of our officers and directors made a short term loan to the company in the amount of $110,000.  The loan was secured by scooter inventory.  The interest rate on the loan was 12%.  The loan was repaid as of September 30, 2007 in full satisfaction of the terms and the Company recorded interest expense of $1,350 for the year ended December 31, 2007.

8.  Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2007	2006
Professional fees	$48,500	$50,000
Payroll expense	76,978	-
Payroll tax expense	45,825	28,260
Advertising	-	11,505
Rent	-	8,800
Commission expense	6,493	7,800
Interest expense	15,008	16,508
	$192,804	$122,873

9.  Stockholders’ Equity

Common Stock
The Company is authorized to issue 100,000,000 shares of no par value common stock.    All the outstanding common stock is fully paid and non-assessable.  The total proceeds received for the common stock is the value used for the common stock.

During 2007, certain officers of the Company contributed $175,000 to the Company, which is included in Additional paid-in capital on the Company’s consolidated balance sheet.

Preferred Stock
The Company is authorized to issue 50,000,000 shares of no par value preferred stock.  The Company has designated 3,000,000 of these authorized shares of preferred stock as Series B convertible Preferred Stock.  The Board of Directors has the authority, without action by the stockholders, to designate and issue the shares of preferred stock in one or more series and to designate the rights, preferences and each series, any or all of which may be greater than the rights of the Company’s common stock.

a)  During 2007, the Company sold 54,000 shares of Series B Convertible Preferred Stock and received proceeds of $270,000.

b)  During 2007, the Company issued 92,600 shares of Series B Convertible Preferred Stock in exchange for the liquidation of $463,000 of Company debt.

c)  During 2007, the Company issued 70,900 shares of Series B Convertible Preferred Stock for services with a fair value of $231,950.

As of December 31, 2007, there were 2,303,216 Series B Convertible Preferred Shares outstanding which are convertible into 23,034,160 common shares following the effectiveness of the proposed 1 for 20 reverse split of the Company’s common stock.

10.  Income Taxes

The Company adopted the provisions of financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007.  As a result of the implementation of FIN 48, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.

During the year ended December 31, 2007, the Company recorded a deferred tax asset associated with its net operating loss (“NOL”) carryforwards of approximately $2,200,000 that was fully offset by a valuation allowance due to the determination that it was more likely than not that the Company would be unable to utilize these benefits in the foreseeable future.  The Company’s NOL carryforwards expire in years through 2022.

The types of temporary differences between tax basis of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liability or deferred tax asset and their appropriate tax effects are as follows:

	For the Year Ended
	December 31, 2007		December 31, 2006
	Temporary		Temporary
	Difference	Tax Effect	Difference	Tax Effect
Gross deferred tax
asset resulting from
net operating loss
carryforward	$2,200,000	$748,000	$-	$-

Valuation allowance	(2,200,000)	(748,000)	-	-

Net deffered tax asset	$-	$-	$-	$-

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	For the Year Ended
	December 31,
	2007	2006
Tax benefit computed
at the statutory rate	$(809,568)	$(249,408)
Tax effect of state
operating losses	-	(47,574)
Effect of unused
operating losses	681,536	-
	$(128,032)	$(296,982)

11. Commitments and Contingencies

a)  On April 1, 2007, the Company hired two consultants to provide transition management services, business planning, managerial systems analysis, sales and distribution assistance and inventory management systems services.  Both contracts are each $15,000 per month and can be terminated at will when the Company decides that the services have been completed and/or are no longer necessary.  For the year ended December 31, 2007, the Company recorded consulting expense of $250,000.

b)  On May 15, 2007, the Company entered into an exclusive licensing agreement with Andretti IV, LLC, a Pennsylvanian limited liability company to brand motorcycles and scooters.  The term of the agreement is through December 31, 2017.  Royalties under the agreement are tied to motorcycle and scooter sales branded under the “Andretti line”.  The agreement calls for a Minimum Annual Guarantee.  After year two of the agreement, if the Company does not sell a certain minimum number of motorcycles and scooters under the “Andretti Line” it may elect to terminate the licensing agreement.  A consultant working for the Company co-guaranteed the Minimum Annual Guarantee for the first two years and receives a 4.1667% of the license fees as a fee throughout the life of the license related to that work. The consultant subsequently became an officer and director of the Company.  On January 1, 2008, the Company issued a warrant to Andretti IV, LLC, pursuant to their May 15, 2007 agreement, to purchase 200,000 common shares following the effectiveness of the Reverse Split at an exercise price equal to $.01 per share.  The warrant expires December 31, 2017.  The Company paid $50,000 as a licensing fee in 2007.

c)  On June 1, 2007, the Company hired Steven A. Kempenich as its Chief Executive Officer and a director of the Company.  His contract is a two-year agreement at $16,666 per month.

d)  On October 11, 2007, the Company retained a firm to provide corporate communications and investor relations.  The agreement is for one year which automatically renews unless either party elects to terminate the agreement with a notice of termination no later than sixty days prior to the end of the term.  Fees for these services are $5,000 per month and 20,000 shares of common stock upon the effectiveness of the reverse split.  Fees are earned but deferred until the seventh month at which time the deferred fees are paid in equal amounts along with the current fees as they are incurred.  The Company paid $24,000 as consulting fees in 2007 of which $14,000 was paid with 1,000 shares of preferred stock.

e)  On December 5, 2007, the Company entered into contracts with a storage company to provide warehousing and logistics services on the East and West coasts of the United States.  These contracts require fees for storage and handling of our motor bike inventory which are incurred monthly on a per bike basis.  To date, the Company has not incurred any fees under these agreements because it has utilized warehousing capability at its headquarters in New Jersey.

12. Subsequent Events

a)      Effective January 1, 2008, the Company entered into a monthly agency retainer agreement with a marketing and advertising firm to provide the company with services at a fee of $25,000 per month.

b)      On January 4, 2008, the Company entered into a short term secured convertible promissory note with a private investor for $250,000 at an annual simple interest rate of 15%.  The note originally matured on March 1, 2008 and was extended to May 1, 2008.  The note has the option to convert into post-reverse split common shares @ $1.00 per share.  The Company granted the investor a security interest in all of the Company’s right, title and interest in all inventory of motorcycles, motor scooters, parts accessories and all proceeds of any and all of same including insurance payments and cash.

c)       On January 18, 2008, the Company retained a firm to provide management consulting, business advisory, shareholder information and public relation services. The term of the agreement is one year. The Company issued 35,000 Series B Convertible shares and pays $2,500 per month as compensation under the agreement.

DISSENTERS’ RIGHTS

Pursuant to the Minnesota Business Corporation Act, shareholders of our common stock are not entitled to dissenters’ rights of appraisal with respect to the Reverse Split or the change of our name from Purchase Point Media Corp. to Power Sports Factory, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, Purchase Point Media Corp. has duly caused this Information Statement to be signed by the undersigned hereunto authorized.

May 5, 2008.

PURCHASE POINT MEDIA CORP.
By: /s/ Steven A. Kempenich
Steven A. Kempenich
Chief Executive Officer

EXHIBIT A

STATE OF MINNESOTA SECRETARY OF STATE

AMENDMENT OF ARTICLES OF INCORPORATION

READ THE INSTRUCTIONS BEFORE COMPLETING THIS FORM

1. Type or print in black ink.
2. There is a $35.00 fee payable to the MN Secretary of State,
3. Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)
Purchase Point Media Corp.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

06/__/08

Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form.)

ARTICLE

Article I is amended to read as follows: "The name of the corporation is Power Sports Factory, Inc."

Article IV is amended by the addition of the following: "At the opening of business June  , 2008, or such later date as is approved by the National Association of Securities Dealers, Inc. for purposes of the trading market for the Corporation's common stock, each share of the Corporation issued and outstanding common stock as of the record date set by the corporation's Board of Directors shall be subject to a one (1) for twenty (20) reverse split, with all fractional shares rounded up to the nearest whole share."

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

(Signature of Authorized Person)

Name and telephone number of contact person: ________________     (__)  ________________
Please print legibly

FILE IN-PERSON OR MAIL TO:
Minnesota Secretary of State - Business Services
Retirement Systems of Minnesota Building
60 Empire Drive, Suite 100
St Paul, MN 55103
(Staffed 8:00 - 4:00, Monday - Friday, excluding holidays)

To obtain a copy of a form you can go to our web site at www.sos.state.mn.us, or contact us between 9:00am to 4:00pm, Monday through Friday at (651) 296-2803 or toll free 1-877-551-6767.

All of the information on this form is public. Minnesota law requires certain information to be provided for this type of filing. If that information is not included, your document may be returned unfiled. This document can be made available in alternative formats, such as large print, Braille or audio tape, by calling (651) 296-2803/voice. For a TTY/TTD (deaf and hard of hearing) communication, contact the Minnesota Relay Service at 1-800-627-3529 and ask them to place a call to (651)296-2803. The Secretary of State's Office does not discriminate on the basis of race, creed, color, sex, sexual orientation, national origin, age, marital status, disability, religion, reliance on public assistance or political opinions or affiliations in employment or the provision of service.